UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 28, 2011

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Hatch Street Upper, 4th Floor, Dublin, Ireland	2

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 405-2033

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 29, 2011, XL Group plc (the “Company”) entered into an agreement and release (the “Agreement and Release”) with David B. Duclos, its Chief Executive, Insurance Operations, following receipt of Mr. Duclos’ resignation on November 28, 2011. Pursuant to the Agreement and Release, Mr. Duclos’ employment with the Company will terminate upon his retirement on December 31, 2011 (the “Termination Date”). The Agreement and Release provides that, no later than the Termination Date, Mr. Duclos will resign from all officer positions with the Company and its affiliates as well as his membership on all boards of directors and committees of the Company and its affiliates. The Agreement and Release is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

          The Agreement and Release provides for: (i) payment of base salary through the Termination Date; (ii) provided Mr. Duclos reexecutes a general release of claims against the Company and its affiliates, a lump sum cash payment of $2,134,375; (iii) eligibility for an annual bonus for 2011, as determined by the Management Development and Compensation Committee of the Board in its discretion; (iv) reimbursement for business expenses incurred prior to the Termination Date; (v) medical benefit plan coverage for Mr. Duclos and his dependents until the earlier of (x) 24 months from the Termination Date and (y) the date Mr. Duclos becomes eligible to receive medical benefits from another employer; (vi) the vesting of a portion of Mr. Duclos’ performance units equal to (A) the percentage of the performance units earned based upon the extent, if any, of attainment of certain performance goals at the end of 2011, multiplied by (B) a fraction, the numerator of which is the number of days during the performance period for the performance units ending on the Termination Date and the denominator of which is the number of days in the full performance period; and (vii) a payment of $192,467 representing the amount payable under the Company’s 2009 Cash Long-Term Program and Mr. Duclos’ unvested supplemental deferred cash award. Mr. Duclos’ benefits under the retirement and deferred compensation plans of the Company will be paid in accordance with the terms of the plans and his elections made thereunder. The Agreement and Release contains Mr. Duclos’ release of claims against the Company and its affiliates as well as non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions.

          The Agreement and Release provides that all stock options and restricted stock granted to Mr. Duclos under the Company’s equity-based incentive compensation plans will, to the extent unvested, become vested on the Termination Date. All of the Company stock options held by Mr. Duclos will be exercisable until the earlier of the term set forth in the applicable stock option agreement and five years following the Termination Date, after which time they will terminate.

          The Agreement and Release also provides for indemnification of Mr. Duclos by the Company to the maximum extent permitted by applicable law and the Company’s charter documents with respect to claims based on actions or failures to act by him in his capacity as an officer, director or employee of the Company or its affiliates or in any other capacity in which he served at the request of the Company or an affiliate. The Company is also required to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000 for a period of six years following the Termination Date.

          The payments and benefits provided for in the Agreement and Release are substantially the same as those required under Mr. Duclos’ employment agreement, including the terms of the applicable plans and requirements of applicable law, with the exception of the stock option and restricted stock provisions which have been agreed in consideration for Mr. Duclos’ extraordinary efforts during his tenure.

(e) On November 29, 2011, the Company also entered into a consulting agreement with Mr. Duclos under which Mr. Duclos will provide consulting services to the Company for a one year period beginning January 1, 2012. Mr. Duclos will receive a consulting fee of $500,000 for his consulting services, and he will be subject to certain restrictive covenants including non-competition, non-solicitation and confidentiality covenants. The consulting agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 8.01. Other Events.

XL Group plc issued a press release on November 29, 2011 announcing Mr. Duclos’ retirement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Agreement and Release, dated November 29, 2011, between XL Group plc and David B. Duclos.

10.2	Consulting Agreement, dated November 29, 2011, between XL Group plc, XL Specialty Insurance Company, Inc. and David B. Duclos.

99.1	Press Release (“Greg Hendrick to Lead XL Group plc Insurance Operations, Dave Duclos to Retire”) dated November 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2011
XL Group plc (Registrant)

	By:	/s/ Kirstin R. Gould

		Name:	Kirstin R. Gould
		Title:	General Counsel and Secretary